EX - 28.h.3

AMENDED AND RESTATED
DFA INVESTMENT TRUST COMPANY
MASTER SERVICES AGREEMENT

AGREEMENT made as of the 13th day of July, 2016, by and between DFA Investment Trust Company (the “Client”), on behalf of one of its series, the DFA Short Term Investment Fund (the “Fund”), with its principal office and place of business at 6300 Bee Cave Road, Building One, Austin, TX 78746, and Citi Fund Services Ohio, Inc., an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (“Citi”).
WHEREAS, the Fund is a series of the Client and is advised by Dimensional Fund Advisors LP (the “Advisor”);

WHEREAS, the Client is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund’s shares (the “Shares”) are being offered in a private placement to Funds which qualify both as “accredited investors” as defined in Regulation D of the Securities Act of 1933, as amended (the “1933 Act”), and as “qualified purchasers,” as defined in the 1940 Act and the regulations thereunder;

WHEREAS, the Shares will not be registered under the 1933 Act or the securities laws of any state or other jurisdiction;

WHEREAS, the Client desires that Citi perform certain services for the Fund, and Citi is willing to provide those services on the terms and conditions set forth in this Agreement;

WHEREAS, Client and Citi are parties to an existing Master Services Agreement (“MSA”) dated on or about January 19, 2010, as amended; and,

WHEREAS, Client desires to remove Section C, Transfer Agency Services, from Appendix A, Services, of the MSA as Citi no longer performs these services.

WHEREAS, Client desires to add the provision of Compliance Administration Services to Appendix A of the MSA and make certain other amendments to the MSA.

WHEREAS, Client further desires to incorporate the above changes and all prior amendments into a new Amended and Restated Master Services Agreement (the “Amended and Restated MSA”).

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Client and Citi hereby agree as follows:

SECTION 1. DEFINITIONS; APPOINTMENT; DELIVERY OF DOCUMENTS

1.1           Frequently Used Defined Terms.  As used in this Agreement, the following terms have the following meanings:

          (a) “1940 Act” means the Investment Company Act of 1940, as amended.
          (b) “Advisers Act” means the Investment Advisers Act of 1940, as amended.

          (c) “Advisor” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

          (d) “affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

          (e) “Agreement” means this Agreement and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

          (f) “Authorized Person(s)” shall include the persons listed on Schedule 1 hereto or as listed on appropriate written certificate, as may be amended from time to time, and provided to Citi, as authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement.

          (g) “Client” has the meaning set forth in the preamble to this Agreement.

          (h) “Client Data” means all data delivered or transmitted by a Shareholder, the Client, its and their respective affiliates, and its and their employees, agents and representatives, including any third party subject to a Third Party Contract, to Citi pursuant to this Agreement and all other books, records or information supplied by the Client, or on behalf of the Client, to Citi, or Client Records maintained by Citi on behalf of the Client, as contemplated by this Agreement.

          (i) “Client Dependencies” has the meaning set forth in Schedule 2.

          (j) “Client Records” has the meaning set forth in Section 3.1(b).

          (k) “Confidential Information” shall mean and include all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)           information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Intellectual Property Rights, technology, software, systems data or other proprietary or confidential business or technical information;
(ii)           information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii)           any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following shall not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

          (l) “Dependencies” means the Dependencies listed in Schedule 2, including Client
Dependencies and Third Party Dependencies, as the case may be.

          (m) “Effective Date” means the date first set forth above.

          (n) “Governing Body” means, for any entity, the Person or body of Persons governing the operations of the entity under its Organic Documents (for example, board of directors or board of trustees).

          (o) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, the SEC or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction.

          (p) “Citi” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

          (q) “Instruction” means (i) any written notice or statement by an Authorized Person directing action or inaction, including any such notice or statement transmitted to Citi (A) in electronic format by machine readable input, electronic mail, CRT data entry or other similar means, or (B) by facsimile or similar means, and (ii) any oral notice or statement by an Authorized Person directing action or inaction (including any such notice or statement transmitted to Citi in person or by telephone), provided that Citi sends written confirmation of such oral notice or statement to the Client or obtains confirmation by the Client’s Authorized Person of such oral notice or statement in writing or over a recorded telephone line, in each case either before or within a reasonable time after Citi acts upon the oral notice or statement.

          (r) “Intellectual Property Rights” means: (i) trademarks, service marks, brand names, certification marks, trade dress, trade names and other indications of origin, and the goodwill associated with the foregoing; (ii) inventions, discoveries and improvements, whether patentable or not; (iii) patents, applications for patents, inventors’ certificates and invention disclosures; (iv) non-public information, ideas, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; (v) copyrightable works, including writings, databases, computer software programs and documentation; (vi) copyrights and mask works; (vii) moral rights; (viii) any similar intellectual property or proprietary rights; and (ix) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case, including all registrations, applications for registration, applications, renewals, extensions, and reissues, of or for any of the foregoing and in any jurisdiction

          (s) “Laws” means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof.

          (t) “Offering Documents” has the meaning set forth in Section 2.4(a).

          (u) “Organic Documents” means, for any entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

          (v) “Parties” or “Party” means the Client and/or Citi.

          (w) “Person” means any natural person or incorporated or unincorporated entity.

          (x) “Policies and Procedures” means the written policies and procedures of the Client and the Advisor in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

          (y) “SEC” means the United States Securities and Exchange Commission and any
successor governmental authority.

          (z) “Securities Act” means the Securities Act of 1933, as amended.

          (aa) “Services” means the services set forth in Appendix A.

          (bb) “Service Standards” means the service standards set forth in Appendix B.

          (cc) “Shares” has the meaning set forth in the preamble to this Agreement.

          (dd) “Shareholder” means any Person that owns Share(s) in the Client.

          (ee) “Third Party Contract” means a contract or other understanding or agreement between or among (i) the Client and/or an affiliate of the Client and/or a Shareholder and
(ii) a third party service provider to the Client and/or such affiliate and/or such Shareholder pursuant to which such third party service provider is obligated to take or refrain from taking actions that are necessary or useful for the orderly and timely delivery of the Services.

          (ff) “Third Party Dependencies” has the meaning set forth in Schedule 2.

Other capitalized terms used in this Agreement, but not otherwise defined in this Section 1.1, shall have the meanings otherwise set forth in this Agreement.

1.2           Appointment.        The Client hereby appoints Citi to act as administrator and fund accountant for the Client solely with respect to the Fund in providing the Services in accordance with the Service Standards for the period and on the terms set forth in this Agreement, and Citi hereby accepts such appointment and in connection with such appointment agrees to provide the Services in accordance with the Service Standards on the terms and conditions set forth in this Agreement.

SECTION 2.  SERVICES; OTHER RELATED TERMS AND CONDITIONS

2.1. Services. Subject to the terms and conditions of this Agreement, including the Service Standards, Citi shall provide the Services in observance of the Policies and Procedures delivered to Citi by the Client or the Advisor.

2.2   Other Services. Citi shall provide such other services and assistance relating to the affairs of the Client as the Client may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation arrangements.

     2.3    Citi’s Compliance with Laws; Service Dependencies and Limitations.

          (a) Citi shall comply in all material respects with all Laws applicable to Citi’s delivery of the Services.

          (b) In addition to the limitation of liability set forth in Section 4 of this Agreement,
Citi shall not be liable to the Client for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Citi’s ability to comply with its obligations under this Agreement):

             (i)    to the extent the failure results from any relevant Client Dependencies and/or Third Party Dependencies upon which performance of the relevant Service depends not being met and the failure to meet any such Dependencies was through no fault of Citi or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

             (ii)  to the extent the failure to perform the Services or the failure to perform the Services to any Service Standard is at the request or with the consent of the Client Contract Manager or other Authorized Person of the Client, provided, that the mere acknowledgement of such a failure shall not be considered to be consent;

             (iii) to the extent the failure to perform the Services or the failure to perform the Services to any Service Standard results from incorrect or corrupted information provided by valuation or market information providers, pricing services, couriers, software houses, custodians, clearing systems or depositories, provided, that (A) if such Persons are chosen by Citi, then the selection and retention of such Persons must be reasonable under the circumstances in consideration of applicable standards in the industry, and (B) in any event, such Persons shall be deemed reasonable if they are selected and retained at the specific request and with the written consent of an Authorized Person of the Client; and/or

             (iv) to the extent any Law to which Citi or any third party is subject prevents or limits the performance of the duties and obligations of Citi, and Citi has notified the Client in writing as soon as reasonably practicable.

(c)           Notwithstanding the foregoing, Citi shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in Section 2.3(b) above subsist, provided that Citi shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such failure or inability had not so occurred). If, despite the foregoing, Citi incurs any such additional costs in endeavoring to supply the Services, Citi shall promptly provide written notice to the Client, together with written proof of such additional costs, and the Client shall reimburse those costs to Citi to the extent that they have been reasonably incurred (and Citi used reasonable efforts to mitigate such costs) or they have been agreed in advance between the Parties.

          (d)           Notwithstanding any other provision of this Agreement to the contrary:

(i)           (A) as between the Client and Citi, the Client shall have sole responsibility for the accuracy and completeness of any data prepared and/or input by the Client, its affiliates, and its and their employees, agents (other than Citi) and subcontractors, including any third party subject to a Third Party Contract; and (B) Citi shall not be responsible for any fault, error or delay in the preparation and/or input by any such Person, or any other Person that is not an employee, agent or subcontractor of Citi or its affiliates, with respect to such data. Citi may charge the Client for additional work done in respect of faulty or erroneous preparation and/or input of such data in accordance with the provisions of the Fee Schedule;

(ii)           (A) as between the Client and Citi, Citi shall have sole responsibility for the accuracy and completeness of any data prepared and/or input by Citi, its affiliates, and its and their employees, agents and subcontractors (other than Non-Discretionary Subcontractors and subject to Section 2.3(b)(iii)), and (B) subject to Citi’s standard of care in Section 4.1(b), Citi shall be responsible for any fault, error or delay in the preparation and/or input by any such Person listed in Section 2.3(d)(ii)(A) with respect to such data;

(iii)           Citi shall not be liable for the actions or omissions of third parties engaged by Citi at the specific request and with the written consent of an Authorized Person to provide services to or for the benefit of the Client (“Non-Discretionary Subcontractors”);

(iv)           Citi is not, under this Agreement, (A) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment manager, or a broker or dealer in securities; or (B) providing investment, legal or tax advice to the Client or any Shareholder;

(v)           except as specifically set forth in this Agreement to the contrary, Citi assumes no responsibility for compliance by the Client with any Laws applicable to the Client or the Adviser;

(vi)           nothing in this Agreement shall oblige either Party to take any action that will breach any Law, or to omit to take an action if such omission will breach any Law; and

(vii)           notwithstanding any other provision of this Agreement to the contrary, Citi assumes no responsibility under this Agreement to Client or any other Person for compliance by the Client or Citi with the Laws of any jurisdiction other than those of the United States.

2.4   Certain Documents; Changes in Policies and Procedures or Applicable Law.

(a)           Prior to or contemporaneous with the Effective Date, the Client shall deliver to Citi copies of the following documents: (i) the Client’s Organic Documents; (ii) the registration statement and/or other offering documents for the Fund (collectively, the “Offering Documents”); (iii) a copy, certified by the secretary or other individual or legal entity responsible for maintaining the official records of the Client, of the resolution of its Governing Body appointing Citi and authorizing the execution and delivery of this Agreement; and (iv) the Policies and Procedures. The Parties agree that Citi shall be entitled to review the Policies and Procedures a reasonable amount of time in advance of implementation of such Policies and Procedures for operational reasonableness and, to the extent that Citi raises concerns with any Policy or Procedure, the Parties will work together in good faith to resolve any such concern prior to implementation of such Policy and Procedure.

(b)           Client shall deliver to Citi promptly any and all amendments to the documents required to be delivered under Section 2.4(a).

(c)           Subject to the terms and conditions of this Agreement, Citi shall perform the Services in observance of the Policies and Procedures delivered to Citi pursuant to Section 2.4(a) and (b), provided that with respect to any provision(s) of the Policies and

Procedures that are delivered to Citi after the Effective Date, such provision(s) are commercially reasonable.

(d)           Notwithstanding the foregoing subsection 2.4(c), Citi shall reasonably cooperate in good faith with the Client to accommodate non-material changes and adjustments to any Service, Service Standard, or reports/information requirements identified  in Appendix A or B. If (i) the Client requests (A) the addition of a new service, or (B) any material change or adjustment to any Service Standard or Service or report/information requirement identified in Appendix A or B, or (ii) the Client materially amends its Policies and Procedures or there is a material change in Law related to or affecting any Service Standard or Service or report/information requirement identified in Appendix A or B (collectively, a “Service Change”), the Parties shall cooperate in good faith with one another to implement such addition, change or adjustment in a manner that minimizes any material adverse effect on the Client and, with respect to any material change in Law, that provides sufficient time for the Client to comply with such change in Law. The Parties shall mutually determine the date on which such Service Change shall take place, and develop a written plan to implement such Service Change (a “Service Change Plan”), as well as any implementation or additional fees and expenses that may be required to effect such Service Change. Each Service Change Plan will include obligations  for  each affected Party and will specify (A) actions to be taken by third parties, such as custodians and Persons under the control of the Client, and (B) an effective date for the completion of the Service Change Plan. Notwithstanding the foregoing, Citi shall have no obligation to effect any Service Change unless and until it has agreed to do so in writing. Any Service Change made by the Parties shall become part of the Service Standards and the Services and any reports/information requirements identified in Appendix A or B for all purposes under this Agreement thereafter. For purposes of this Agreement, the foregoing shall be the “Change Control Process.”

2.5.           Service Days. Except as specifically set forth in the Service Standards, Citi shall be required to process financial transactions on days on which the Client accepts subscriptions and/or redemptions of its Shares (a “Business Day”). Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by applicable Law.

             2.6.    Reliance on Instructions, Documents and Advice.

          (a) With respect to the subject matter of this Agreement, Citi may rely on (i) with respect to any matter, advice or Instruction that it receives and that it reasonably believes in good faith was transmitted by an Authorized Person; or (ii) with respect to any factual matter, any signature, Instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document of or presented by any Person.

          (b) Notwithstanding any other provisions of this Agreement to the contrary, Citi shall have no duty or obligation to inquire into (i) the authenticity of any statement, oral or written Instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that Citi reasonably believes in good faith to be genuine; or (ii) the authority or lack thereof of any Person to represent or act as an agent for any other Person, provided that Citi reasonably believes in good faith that such authority exists, and, provided, further, that with respect to Instructions of the Client, Citi may only rely on Instructions of the Client’s Authorized Persons; provided, however, that Citi shall notify the Client as soon as practicable should Citi question the authenticity of the Instructions or the authority of Persons previously relied on.

          (c) Citi may assume that any Instructions are not in any way inconsistent with the
Organic Documents, the Offering Documents, or the Policies and Procedures, unless and until Citi receives written notice to the contrary from an Authorized Person.

          (d) Absent specific written notice to the contrary, Citi may assume that Authorized
Persons are authorized to deliver Instructions relating to all or any matter under this Agreement. The Client’s Governing Body may at any time (i) change the list of Authorized Persons or (ii) limit an Authorized Person’s authority. Citi shall not be deemed to have notice of any change of Authorized Persons or limitation of authority until receipt of written notice thereof certified by the Client’s Governing Body or at least two then-current (as reflected in Citi’s records immediately prior to the receipt of such notice) Authorized Persons.

          (e) About any matter related to the Client or the Services, Citi may apply to any
Authorized Person for advice or Instructions; about any legal matter related to the Client or the Services, Citi may request advice from counsel of its own choosing (who may be counsel to the Client or to Citi); and about any accounting or tax matter related to the Client or the Services, Citi may request advice from the independent accountants of the Client or from other independent accountants with recognized expertise about the specific subject matter. Any costs related to such advice that has been authorized by Client or costs related to advice that has been sought with Client’s prior consent or Instructions shall be borne by the Client, except that Citi shall be responsible for costs related to advice from in-house counsel to Citi or any affiliate of Citi. In the event of any conflict between advice or Instructions Citi receives from (i) any Authorized Person or such independent accountant(s) and (ii) advice from counsel, Citi may rely on advice from counsel.

       2.7.   Certain Representative Powers; Other Activities.

(a)           Limited to the performance of the Services, Citi may use the name of the Client and sign any necessary letters or other documents for and on behalf of the Client. For the avoidance of doubt, nothing in this Agreement is intended, or shall be construed, to authorize Citi to act in the name of the Client to amend this Agreement or any Appendix hereto, or to waive any right that the Client may have hereunder.

(b)           Citi may provide services similar to those provided under this Agreement for any other Person on such terms as may be arranged with such Person, and Citi shall not be required to disclose to the Client any fact or thing that may come to the knowledge of Citi in the course of so doing.

(c)           Citi may acquire, hold or deal with, for its own account or for the account of any other Person, any shares or securities from time to time issued by the Client or in which the Client is authorized to invest; and Citi shall not be required to account to the Client for any profit arising therefrom.

(d)           Citi is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Client with such bank or banks as are acceptable to the Client, as may be necessary or appropriate from time to time in connection with the Services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require Citi to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all instructions and authorizations necessary for Citi to effect such disbursements.

2.8           Cooperation with Independent Auditors and Counsel. Citi shall cooperate with the independent auditor(s) and attorneys of the Client and shall take reasonable action to make all necessary information related to the Services available to such auditors and attorneys for the performance of their duties.

2.9           Certain Responsibilities of the Client. In order to permit Citi to provide the Services, the Client agrees to:

(a)           Comply in all material respects with all Laws applicable to the Client in connection with the delivery of the Services;

(b)           Provide, and cause the Third Party Dependencies and each other agent or service provider to the Client to provide, to Citi all such information, to the extent and in the form maintained by the Client, such agent or service provider in the ordinary course of its business and consistent with reasonable industry practice (provided that failure to provide such information in the agreed manner may result in reasonable delays and additional expense to Client), that the Parties agree is necessary for Citi to provide the Services as contemplated by this Agreement; and

(c)           Deliver to Citi in advance of publication thereof any Offering Document in order to permit Citi and its agents to review and comment upon, at Citi’s discretion, those portions thereof that describe Citi and Citi’s duties and obligations under this Agreement, including the indemnity provisions hereof, and the Client shall not make any reference to Citi and such duties, obligations and indemnities in any Offering Document without Citi’s consent, which consent shall not be unreasonably withheld or delayed.

       2.10 Contract Manangment

(a)           The Client and Citi will each appoint one individual with sufficient seniority,

experience and authority to oversee such Party’s performance under this Agreement (“Contract Manager”). At the Contract Manager’s discretion, he or she may designate a deputy to serve as the initial point of contact for the other such Party for the overall management of this Agreement. The initial Contract Managers are named below. A Party shall direct all notices and communications, other than Instructions, under this Agreement to the other Party’s Contract Manager, unless otherwise provided in this Agreement.

Citi Contract Manager: Managing Director – Relationship Management Client Contract Manager: Chief Operating Officer

(b) When a Contract Manager is to be replaced, the Party replacing the Contract Manager shall make reasonable efforts to ensure that a replacement who is acceptable to the other Party is appointed as soon as reasonably practicable, that there is a reasonable transition period and that any adverse effects of the change of the Contract Manager are minimized with a view to conserving the departing person’s knowledge regarding the Services and the Client’s requirements.

       2.11    Monitoring of Service Standards

(a)           Citi shall (i) measure, monitor and track the performance of the Services and compare such performance to the Service Standards, and (ii) report such performance to the Client on a quarterly or other basis as agreed between the Parties in a form mutually agreed by the Parties. Such assessment of the performance of the Services shall include providing the Client an opportunity to assess and/or comment to Citi on Citi’s performance of the Services, irrespective of any other measurements. Citi shall, on an annual basis, provide to the Client a copy of Citi’s Service Organization Controls (SOC) 1 report (or equivalent report customarily utilized within the industry) obtained by Citi during the prior year with respect to its operations related to the Services.

(b)           Upon the Client’s reasonable request and subject to Citi’s then-current confidentiality, security and data protection procedures, Citi will permit the Client’s authorized representatives to visit with the appropriate personnel at Citi, and will provide the Client with access to or copies of (i) applicable Client Records, (ii) summaries of Citi’s compliance policies and procedures applicable to Citi’s operations related to the Services (“Services Operations”), and (iii) any other records required to be delivered by Citi pursuant to this Agreement, in each case in order to conduct due diligence on, audit, inspect or otherwise examine the Services Operations (collectively, “Reviews”). The Client agrees that Reviews will be completed at Citi’s facilities upon reasonable advance notice during regular business hours. The expenses incurred by a Person conducting a Review shall not be borne by Citi. The Parties will cooperate in good faith to minimize the disruption associated with Reviews, including the scope and timing of such Reviews. On-site Reviews of Citi will be as reasonably requested by the Client, provided that the Client’s requests are limited to one annual compliance review per year per location at which Services are performed, unless the Client and Citi mutually agree that compliance or operational issues related to the Services Operations or performance of the Services merit additional Reviews. Routine business visits by the Client’s Authorized Persons will not be considered Reviews for purposes of the preceding sentence.

(c)           If Citi receives a request or demand from a Governmental Authority or any third party requesting a Review, Citi shall notify the Client promptly to secure Instructions from the Client pursuant to Section 3.3. In addition, at the Client’s reasonable request and expense, Citi shall reasonably assist the Client in conducting and responding to (i) any such regulatory Review or any other Review of the Client required under applicable Law or (ii) any Review necessary for the Client to obtain certifications, verifications or other confirmations with respect to industry, professional, regulatory or other standards or
(iii) any Review demanded or reasonably requested by an Shareholder.

(d)           On an annual basis, and at such other times as necessary to enable the Client to provide its own written certifications required by Laws applicable to Client, Citi shall provide reasonable, mutually acceptable, written certifications as to Citi’s compliance with Laws applicable to Citi’s delivery of the Services. For the avoidance of doubt, such written certifications shall include any sub-certifications required by the Client to enable the Client to provide its own written certifications as required by Law.

(e)           Citi shall maintain commercially reasonable contingency, business continuity and disaster recovery plans, procedures and capabilities with respect to the performance of the Services consistent with standards in the industry (collectively, “Contingency Plans”), including procedures and capabilities reasonably designed to ensure proper and secure maintenance of back-up files containing Client Data. Citi shall provide a copy, or summary, of the Contingency Plans to the Client. The Parties shall cooperate in good faith with one another to coordinate the interaction of the Contingency Plans and the contingency, business continuity and disaster recovery plans of the Client.

SECTION 3. RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

3.1           Client Records; Ownership; Inspection; Successors.

(a)           Citi shall prepare and maintain on behalf of the Client the books and records detailed in Appendix A, including, without limitation, the records required by Rules 31a-1(b)(1), 31a-1(b)(2)(ii), 31a-1(b)(2)(iv) and 31a-1(b)(9) under the 1940 Act, and such other records as are agreed from time to time in writing by Citi and the Client. The books and records maintained by Citi shall be prepared, maintained and, subject to Section 3.1(d) below, preserved by Citi in such form, for such periods and in such locations as may be required by applicable Law, including, without limitation, Rule 12d1-1(b)(2)(i)(E) under the 1940 Act and applicable provisions of Rule 204-2 under the Advisers Act, and as otherwise agreed between Citi and Client.

(b)           The books and records maintained by Citi (the “Client Records”) in Citi’s possession shall be the property of the Client. The Client and the Client’s authorized representatives shall have access to such Client Records at all times during Citi’s normal business hours. Upon the reasonable advance request of the Client or such authorized representatives, copies of any such Client Records shall be provided by Citi, at the

Client’s expense, to the Client or its authorized representatives.

(c)           If Citi receives a request or demand from a third party to inspect any Client Records, Citi will endeavor to notify the Client and to secure Instructions from the Client or an Authorized Person in the manner set forth in Section 3.3(c) hereof. Except to the extent and in the manner permissible under Section 3.3, Citi shall not release any Client Records without the Client’s prior written consent.

(d)           Upon or any time after notice of termination of this Agreement, the Client shall provide to Citi the details of where to transfer Client Records, whether to the Client or to any successor service provider, and Citi shall, subject to payment of all undisputed amounts due to Citi hereunder and at the direction of the Client, transfer to Client or any successor service provider all Client Records in the electronic or other medium in which such material is then maintained by Citi; Citi agrees to cooperate with such other format that may be reasonably requested by Client with the understanding that Client would bear any reasonable additional costs incurred.  The expense of such transfer shall be borne by
(i) the Non-Terminating Party if this Agreement is terminated for cause, or (ii) the Terminating Party if this Agreement is terminated without cause.

(e)           Upon receipt of the notice contemplated in Section 3.1(d) by Citi, the Parties shall cooperate with one another in good faith, and shall use commercially reasonable efforts, to develop and implement a written post-termination transition plan (“Post-Termination Transition Plan”) for the transition of the Services from Citi to either the Client or a successor service provider. The Post-Termination Transition Plan will include obligations for each Party and will specify (i) action to be taken by third parties, such as custodians and other Persons under the control of the Client, and (ii) an expected date (or dates) for the completion of the Post-Termination Transition Plan (or stages of the Post-Termination Transition Plan); provided that in no event shall Citi be required to provide Services under this Agreement after the termination of this Agreement for more than ninety (90) days (the “Post-Termination Transition Period”). During the Post-Termination Transition Period, the Parties shall continue to have the obligations, rights, duties and liabilities provided for under this Agreement as if this Agreement shall not have terminated or expired.

(f)           In the event that any Client Records are corrupted, lost or sufficiently degraded as to be unusable as a result of the breach of this Agreement or negligence by Citi, or any of its agents, employees or subcontractors (other than Non-Discretionary Subcontractors),

Citi shall, at its own cost, carry out such remedial action to restore the Client Records as the Client may reasonably require, without prejudice to the Client’s other rights or remedies for such breach or negligence under any other provision of this Agreement or at Law.

    3.2   Proprietary Information

(a)          The Client acknowledges and agrees that the Client shall have no right, title, license, claim, interest, security interest or lien (“Interest”) in any specifications, designs, software, computer systems, screen formats, documentation, report formats, databases, or other technical or business information owned, controlled or held for use by Citi or its affiliates that may be disclosed or made available to the Client by or on behalf of Citi in connection with this Agreement (collectively, “Citi Proprietary Information”) or in any Intellectual Property Rights therein, regardless of whether any such Citi Proprietary Information constitutes a trade secret or is competitively sensitive, and hereby disclaims any such Interest that it might otherwise have in any of the Citi Proprietary Information or such Intellectual Property Rights; provided, however, that solely in connection with the receipt of the Services as contemplated and permitted hereunder, Citi will grant the Client access to such systems and software as may be necessary from time to time to provide the Services on such basis; provided, further, however, that (i) the Client shall not be permitted to host or run any such systems or software on its own systems or servers (excepting such java applet and browser code applications as shall be required to permit the Client to access such systems and software); and (ii) the Client may not distribute, transmit, publish, sell, sublicense, reverse engineer, decompile, disassemble, modify, create derivative works from, otherwise change, transfer to any third party or in any way exploit or transfer any such systems and software.

(b)           Citi acknowledges and agrees that it shall have no Interest in any specifications, designs, software, computer systems, screen formats, documentation, report formats, databases, or other technical or business information owned, controlled, licensed or held for use by the Client or its affiliates that may be disclosed or made available to Citi by or on behalf of the Client in connection with this Agreement (collectively, “Client Proprietary Information”) or in any Intellectual Property Rights therein, regardless of whether any such Client Proprietary Information constitutes a trade secret or is competitively sensitive, and hereby disclaims any such Interest that it might otherwise have in any of the Client Proprietary Information or such Intellectual Property Rights; provided, however, that solely in connection with Citi’s delivery of the Services as contemplated and permitted hereunder, the Client will grant Citi access to utilize such systems and software, on an “AS IS, WHERE IS” basis, as the Client and Citi mutually determine is necessary or acceptable in order for Citi to deliver the Services and which is confirmed in writing by an Authorized Person of the Client; provided, further, however, that Citi (i) may not copy, distribute, transmit, publish, sell, sublicense, reverse engineer, decompile, disassemble, modify, create derivative works from, otherwise change, transfer to any third party or in any way exploit or transfer any such systems and software, except as specifically authorized by the Client, and (ii) shall comply with the terms of any applicable license agreements noticed to Citi.

    3.3   Confidentiality.

(a)           Except as expressly provided otherwise herein, each Receiving Party shall, during the term of this Agreement and for two (2) years thereafter:

(i)           use a level of care no less rigorous than that taken to protect its own Confidential Information of a similar nature (but in no event less than a reasonable level of care) to keep confidential, and to prevent any unauthorized disclosure of, any Confidential Information of the Disclosing Party;

                 (ii)          use such Confidential Information only in connection with this Agreement;

                 (iii)          not make any commercial use of such Confidential Information for the benefit of itself or any third party beyond the scope of this Agreement; and

                 (iv)       except where required by Law or by order of any Governmental Authority or as permitted by this Agreement, not make any such Confidential Information, or parts thereof, available to any third party.

Each Receiving Party shall reproduce a Disclosing Party’s Confidential Information only to the extent necessary to permit it to meet its obligations under this Agreement, and shall notify the Disclosing Party promptly if and when it becomes aware that the Disclosing Party’s Confidential Information is disclosed in violation of the provisions of this Section 3.3 by such Receiving Party or is otherwise lost while in the possession of such Receiving Party.

(b)           Each Party, as the Receiving Party of Confidential Information of a Disclosing Party, shall have the right to disclose such Confidential Information to its, and its affiliates’, respective employees, agents and third party service providers who have a need to know such information in connection with the Receiving Party’s performance of its obligations under this Agreement; but the Receiving Party shall be responsible for compliance with the provisions of this Section 3.3 by such Persons.

(c)           Notwithstanding anything to the contrary in this Section 3.3, if the Receiving Party is required by Law or a Governmental Authority to disclose such Confidential Information or any portion thereof, then such Receiving Party shall (i) as promptly as reasonably possible after determining that it is obligated to make such disclosure, and, if practicable, prior to making any such disclosure, notify the Disclosing Party of its obligation to make such disclosure, so that the Disclosing Party may have an opportunity to object to such disclosure or to obtain a protective order or other appropriate relief, (ii) provide such reasonable cooperation and assistance as the Disclosing Party may reasonably request in any effort by the Disclosing Party to obtain such relief, and (iii) take reasonable steps to limit the amount of Confidential Information so disclosed and to protect its confidentiality.

(d)           Citi acknowledges that certain information made available by the Client to Citi pursuant to this Agreement or otherwise maintained by Citi under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or may otherwise fall within the ambit of other applicable privacy Laws (collectively, “Privacy Laws” and the relevant information, “Personal Information”). Citi agrees (i) not to disclose or use Personal Information except as required to carry out its duties under this Agreement or as instructed by the Client; (ii) to limit access to such information to authorized representatives of Citi and the Client; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect Personal Information; (iv) to cooperate in good faith with the Client and provide reasonable assistance in ensuring compliance with such Privacy Laws with respect to Shareholders to the extent applicable to any or all of the Parties; and (v) to promptly inform the Client if Citi becomes aware of (A) any accidental or unauthorized access to Personal Information or (B) any breach of a Privacy Law relating to Personal Information by Citi or any of its employees, agents or subcontractors. If Citi informs the Client of a breach of a Privacy Law or the accidental or unauthorized access to Personal Information, Citi shall also promptly provide such details of the nature and extent of such breach and/or access as the Client may reasonably request, in order to mitigate the Client’s liability and prevent any further such breach or access.

(e)           Upon any termination of this Agreement, the Receiving Party of any Confidential Information (which in the case of Citi shall include Personal Information) shall, upon request of the Disclosing Party: (i) return promptly to the Disclosing Party all tangible forms of such Confidential Information which the Receiving Party has theretofore acquired from the Disclosing Party, (ii) use all reasonable efforts to destroy all copies of all materials that incorporate or reflect such Confidential Information, and (iii) certify to the Disclosing Party that such materials have been either returned or destroyed, in each case except for (A) any Confidential Information that the Receiving Party is required to retain pursuant to any Law or Citi corporate policy, (B) executed original copies of any contractual documents or other materials customarily held by the Receiving Party as archival material, and (C) copies of any computer tapes or files which have been created in the ordinary course of business pursuant to the Receiving Party’s archiving and back-up procedures for records.

(f)           Citi agrees to cause its affiliates, employees, agents and subcontractors (other than Non-Discretionary Subcontractors, except as set forth below) to comply with this Section 3.3, and Citi shall be responsible for any breach by any such affiliate, employee, agent or subcontractor (other than Non-Discretionary Subcontractors) of this Section 3.3. To the extent any Non-Discretionary Subcontractor has access to information subject to this Section 3.3, Citi will use all reasonable efforts to execute a non-disclosure or other agreement with such Non-Discretionary Subcontractor that contains a provision requiring such Non-Discretionary Subcontractor to keep such information confidential and use it solely for purposes of providing services as a Non-Discretionary Subcontractor, and to comply with applicable Privacy Laws. In the event that Citi is not successful in obtaining such an agreement with any such Non-Discretionary Subcontractor, Citi shall notify the Client as to the identity of such

Non-Discretionary Subcontractor and provide such details regarding the Non-Discretionary Subcontractor’s access to information subject to this Section 3.3 as the Client reasonably requests; if upon consideration of the facts the Client determines in good faith that it would not be appropriate for the Non-Discretionary Subcontractor to have the contemplated access to information subject to this Section 3.3 without having such an agreement in place, Citi shall prevent the Non-Discretionary Subcontractor from having such access and the parties shall work together to identify an acceptable alternative subcontractor.

SECTION 4.  RESPONSIBILITY OF CITI; INDEMNIFICATION; OTHER LIABILITY-RELATED MATTERS

       4.1.   Responsibility of Citi; Limitations.

(a)           Citi shall be under no duty to take any action under this Agreement except as specifically set forth in this Agreement or as may be specifically agreed to by Citi and the Client in a written amendment to this Agreement.

(b)           In performing the Services, Citi (i) shall act in good faith and shall be obligated to exercise reasonable skill, care and diligence consistent with standards in the industry for providing such Services; and (ii) may, without limiting the generality of any other provision of this Agreement, rely on Instructions, advice and information within the parameters established in Section 2.6;

(c)           As and to the extent set forth in Section 4.3(b), Citi will not be liable for the Client’s consequential, indirect or special damages; and, subject to the limitations of liability set forth in this Agreement (including Sections 2.3(b), 2.3(d)(i) and (iii)-(vi), and 4.3); and

(d)           Citi will be liable to the Client only for any direct damages arising out of the failure by Citi or a Citi employee, agent or subcontractor (other than a Non-Discretionary Subcontractor) to perform its duties under this Agreement to the extent such failure and damages were caused by such Person’s willful misfeasance, bad faith, negligence, failure to exercise reasonable skill and care with respect to the Services, or reckless disregard of its duties under this Agreement.

4.2           Indemnification; Notification of Claims.

(a)           Notwithstanding anything in this Agreement to the contrary, but subject to Section 4.1(c) and 4.3(a) and (b), Citi shall not be responsible for, and the Client shall indemnify and hold harmless Citi, its employees, directors, officers and managers and any Person who controls Citi within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (for purposes of this Section 4.2, “Citi Indemnitees”) from and against, any and all direct losses, damages, costs, charges, reasonable counsel fees, payments, liability and other expenses of every nature  and  character  (including,  but  not  limited  to,  reasonable  reprocessing  costs)

(collectively, “Losses”) related to any claim, cause of action, demand, examination, investigation, proceeding or other matter instituted against a Citi Indemnitee and arising out of or attributable to one or more of the following (for purposes of this Section 4.2, a “Citi Claim”):

(i)           any action (or omission to act) of Citi or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, negligence or reckless disregard by Citi of its duties and obligations under this Agreement;

(ii)           any material breach of the Client’s agreements, representations, warranties, and covenants in Sections 2.9 and 5.2 of this Agreement or in Appendix A;

(iii)           the Client’s lack of good faith or the Client’s negligence or willful misfeasance;

(iv)           the reasonable, good faith reliance on or use by Citi or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Client or any other Person or firm on behalf of the Client, provided that Citi shall not be indemnified with respect to its reliance on such information, records, documents or services if doing so was, under the circumstances, negligent taking into account standards in the industry; and

(v)           the reasonable, good faith reliance on advice, Instructions, and other information in accordance with the parameters established in Section 2.6.

(b)           Notwithstanding anything in this Agreement to the contrary, but subject to Sections 4.1(c) and 4.3(a) and (b), Client shall not be responsible for and Citi shall indemnify, defend and hold harmless the Client, its affiliates and their respective officers, employees, directors and managers, and any Person who controls the Client within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act (collectively, “Client Indemnitees”), from and against any and all direct Losses related to any claim, cause of action, demand, examination, investigation, proceeding, or other matter instituted against a Client Indemnitee and arising out of or attributable to one or more of the following (for purposes of this Section 4.2(b), a “Client Claim” and, together with a Citi Claim, for purposes of this Section 4.2, as applicable, a “Claim”):
(i)           Citi’s, or a Citi employee’s, agent’s or subcontractor’s (other than a Non-Discretionary Subcontractor’s), willful misfeasance, bad faith, negligence, failure to exercise reasonable skill and care with respect to the Services, or reckless disregard of its duties under this Agreement; and

(ii)           subject to the limitations set forth in Section 2.3(b)(iii) hereof, incorrect or corrupted information provided by subcontractors of Citi (other than Non-Discretionary Subcontractors).
(c)           If any Service hereunder becomes the subject of a claim that it violates or infringes any Intellectual Property Rights of any Person (“Infringement Claim”) then (a) the Party gaining knowledge of such claim shall provide prompt notice to the other Parties, and (b) in addition to defending such Infringement Claim and, if such Infringement Claim becomes a Client Claim, paying any direct Losses as required above in Section 4.2(b), Citi may, at its option and in its sole discretion, either (i) modify the manner of performance of the relevant Service, providing not less than the functionalities previously provided in connection with the Services and the Service Standards, to make it not in violation or non-infringing or to cure any claimed misuse of such third party’s Intellectual Property Rights, or (ii) procure for the Client the right to continue using the relevant Service pursuant to this Agreement with no less functionality and without additional cost or expense to the Client.

(d)           If an injunction or other court order prohibits any Service from being provided under this Agreement and Citi cannot provide one of the alternative remedies contemplated in clauses (i) and (ii) in the first paragraph of Section 4.2(c) above, then (unless the Client and Citi otherwise agree in writing), Citi and the Client understand and agree that:

(i)           such Service shall not be provided under this Agreement in violation of such injunction or other court order; and

(ii)           Citi shall be responsible under this Agreement as if Citi had simply failed to provide such Service, except to the extent that the underlying Infringement Claim arose as a result of an unauthorized action by the Client in breach of this Agreement or a change in applicable Law.

(e)           Upon the assertion of a Claim for which a Party may be required to indemnify a Citi Indemnitee or Client Indemnitee (as applicable), the claiming Party shall promptly notify the indemnifying Party of such Claim, and shall keep the indemnifying Party advised with respect to all developments concerning such Claim; provided, that any delay or failure by the claiming Party in providing such notification shall only affect the indemnifying Party’s obligations hereunder to the extent the indemnifying Party is materially prejudiced as a result of such delay or failure. The claiming Party shall have the option to participate in the defense of such Claim or to defend against said Claim at its own expense. Notwithstanding the foregoing, (i) subject to clause (ii) below, each of the claiming Party and the indemnifying Party may assume the defense of any Claim at any time upon notice to the other such Party if (A) any such Claim arises from a regulatory examination, investigation, inquiry or other regulatory action, proceeding or Review of such Party or relating to its business operations (but in such circumstances, subject to entering into a mutually acceptable joint defense or similar agreement, such assuming  Party  shall  keep  the  other  Party  apprised  of  the  status  of  and  material developments in relation to such a Claim), and (ii) under no circumstance shall the Client, Citi, or any Client or Citi Indemnitee confess any Claim or make any compromise of any Claim in which any other Party may be required to indemnify the claiming Party (or any Client or Citi Indemnitee, as applicable), except with the indemnifying Party’s prior written consent, and an indemnifying Party shall have no obligation with respect to any such confession or compromise that is made without its consent.

4.3           Other Liability-Related Matters. Notwithstanding anything in this Agreement to the contrary, excepting Section 4.2 or as specifically set forth below:

(a)           Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; or elements of nature;

(b)           Except in the case of a breach of the provisions in Sections 3.2 or 3.3 hereof, neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party and even if advised of the possibility of same; and, with respect to a breach of Sections 3.2 or 3.3 hereof, consequential, special or indirect losses or damages sought in any event shall not exceed $400,000 and in addition to any losses recoverable under this Section 4, the injured Party may also seek equitable remedies as set forth in Section 8.9;

(c)           No affiliate, director, officer, employee, manager, shareholder, partner, agent, counsel or consultant of either Party shall be liable at law or in equity for the obligations of such Party under this Agreement or for any damages suffered by the other Party related to this Agreement;

(d)           There are no third party beneficiaries of this Agreement (other than each Party’s respective Indemnitees to the extent, and only to the extent, set forth in Section 4.2 of this Agreement);

(e)           Each Party shall have a duty to mitigate damages for which the other Party may become responsible;

(f)           Except as expressly provided in this Agreement, Citi hereby disclaims all representations and warranties, express or implied, made to the Client or any other Person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to the Services provided under this Agreement; and,

(g)    Delays in calculating the Fund’s net asset value per share (“NAV”) or cash movement or cash reporting errors can create overdraft charges in the Fund’s custody account, the Fund’s cash management bank or a shareholder’s bank account. When compensation is requested by the Client for overdraft charges incurred as a result of delays in calculating the Fund’s NAV, errors in processing money movements or errors in reporting cash, each resulting from Citi’s negligence, the amount paid by Citi shall not exceed the amount of the overdraft charge, plus reasonable penalties assessed to the Client by third parties. Citi will adjust this amount against any gain or loss, income or expense reduction received by or credited to the Fund directly associated with the same error in the same portfolio. This can include, but is not limited to, excess income accrued within the respective Fund’s portfolio or earnings credits assessed by the Fund’s cash management bank to the Fund’s custody bank or the external trading entity’s bank. The amount of gains recouped will not extend beyond the liability for the error.

SECTION 5.  REPRESENTATIONS AND WARRANTIES
5.1           Representations and Warranties of Citi. Citi represents and warrants to the Client that:

          (a)    It is a corporation duly organized and existing and in good standing under the laws of the State of Ohio;

(b)    It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

          (c)    All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

          (d)    It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

          (e)  This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Citi, enforceable against Citi in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

          (f)   It has in effect and will maintain all licenses, permits and other authorizations necessary or appropriate for Citi to perform the Services; Citi represents that it is self-insured and will provide the publicly available annual financial statements of the Citibank entity that will be supporting Citi’s obligations under this agreement for review prior to the execution of this agreement and at Client’s reasonable request thereafter.

          (g)   Citi has adopted and implemented written policies and procedures reasonably designed to prevent and detect violations by Citi, its employees, subcontractors, agents and designees of Laws applicable to Citi or the Services;

(g)           There is no pending or, to the knowledge of Citi, threatened action, suit, arbitration, governmental examination, investigation or inquiry or other legal proceeding that could prevent, impede, or otherwise have a material adverse effect on Citi’s ability to perform the Services in accordance with the Service Standards or its other obligations in accordance with this Agreement;

(h)           It has the full legal right to use the Citi Proprietary Information to provide the Services in accordance with this Agreement, and the Services, as and when provided in accordance with this Agreement, and the Client’s access to and use of the Citi Proprietary Information as contemplated by this Agreement, and in accordance with any requirements provided to the Client by Citi or a subcontractor, vendor or other third party relating to such Citi Proprietary Information, do not, to Citi’s knowledge, infringe upon any valid patent, copyright, trade secret or other proprietary right of any Person; and

(i)           There is no pending or, to the knowledge of Citi, threatened material action, suit, arbitration, governmental examination, investigation or inquiry or other legal proceeding with respect to services provided by Citi to other clients that are substantially similar to the Services to be performed hereunder.

5.2           Representations and Warranties of the Client.  The Client represents and warrants to Citi that:

          (a)           It is duly organized and existing and in good standing under the laws of the jurisdiction of its organization;

          (b)           It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

          (c)           All requisite corporate or similar proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

          (d)          This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(e) The Offering Documents have been, and any modifications thereto will be, as the case may be, carefully prepared in conformity with the requirements of applicable Law, and all statements of fact contained or to be contained in the Offering Documents are or will be true and correct in all material respects at the time indicated ; and the Offering Documents, when authorized for use, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares, except that no representation is made with respect to information furnished to the Client with the written approval of Citi expressly for use in the Offering Documents; and

SECTION 6. COMPENSATION AND EXPENSES

6.1           Compensation. In consideration of the Services provided by Citi pursuant to this Agreement, the Client shall pay Citi the fees as from time to time set forth in a separate written agreement between Citi and the Client (the “Fee Schedule”).

6.2	Expenses.

(a)           Citi shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Services.

(b)           In connection with the Services, the Client agrees to reimburse Citi for its out-of-pocket expenses as listed in the Fee Schedule.

(c)           Notwithstanding any other provisions of this Agreement to the contrary, the Client is responsible for and assumes the obligation for payment (or reimbursement to Citi) of all Client expenses, including those listed below:

          (i)           the fees and expenses associated with any contract between the Client and any third parties;

         (ii)          interest, taxes and brokerage fees and commissions;

          (iii)          costs of forming the Client and maintaining its existence;

          (iv)         fees and expenses of the Client’s Governing Body

          (v)          other professional services of the Client, including audit and legal expenses; and

            (vi)        SEC, state, territory or foreign securities laws registration fees and related expenses, if any.

6.3	Accrual and Payment of Fees and Expenses; Extraordinary Audits.

          (a)           All fees and reimbursable expenses (or an estimate thereof) shall be accrued by Citi and paid by the Client in accordance with the terms of the Fee Schedule.
(b)           If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.

(c)           Upon the termination of this Agreement, the Client shall pay to Citi such fees as shall be payable prior to the effective date of termination within thirty (30) days of receipt of an invoice by Citi requesting payment thereof, and the Client and/or Citi shall also pay any applicable termination costs required to be paid pursuant to Section 3.1(d) of this Agreement or other costs required to be paid pursuant to Section 7.4 of this Agreement within thirty (30) days of receipt of an invoice requesting payment thereof.

(d)           The Client shall reimburse Citi for all reasonably incurred expenses and employee time attributable to (i) any review of the Client’s records by an Authorized Person or third party service provider identified by the Client or any regulatory body or other Governmental Authority outside of routine and normal periodic reviews, and (ii) any material, non-routine Services, within thirty (30) days of receipt of an invoice by Citi requesting payment thereof.

6.4           Other Compensation. Notwithstanding anything in this Agreement to the contrary, Citi and its affiliates may receive compensation or reimbursement from the Client with respect to any services not included under this Agreement.

SECTION 7. EFFECTIVENESS, DURATION, TERMINATION; ASSIGNMENT; ADDITIONAL FUNDS AND CLASSES

7.1           Effectiveness. This Agreement shall become effective on the Effective Date.

7.2           Duration.                   This  Agreement  shall  continue  in  effect  from  the  Effective  Date  until terminated.

7.3           Termination.   This Agreement may be terminated at any time without the payment of any penalty:

(a)           with or without cause, at any time, by either Party on at least ninety (90) days’ written notice to the other Party.

(b)           for cause by the non breaching Party on at least thirty (30) days’ written notice thereof to the other Party, if the other party has materially breached any of its obligations hereunder including, with respect to Citi, the failure by Citi to act consistently with the standard of care set forth in Section 4.1(b) or the Service Standards set forth in Appendix B; provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has cured such breach to the reasonable satisfaction of the non-breaching Party.

(c)           upon the bankruptcy of the other Party or the appointment of a receiver for the other Party.

7.4           Survival.                 The provisions of Sections 2.8, 3.1(d), 3.2, 3.3, 4, 6.1, 6.2, 7 and 8 shall survive any termination of this Agreement.

7.5	Assignment.

(a)           Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party. Notwithstanding the foregoing, each Party may assign this Agreement to an affiliate of such Party that is capable of providing the services contemplated and whose financial standing is substantially similar to the assigning Party’s without the other Party’s consent upon one hundred twenty (120) days advance notice, provided that Citi may not assign this Agreement without the Client’s consent to an affiliate (i) that provides services substantially similar to those provided by the Advisor, or (ii) whose financial statements reflect net assets that are materially less than those of Citi.

(b)           Citi may delegate its Service obligations under this Agreement by subcontracting to a third party, provided that (i) subject to Section 4.1(d) with respect to Non-Discretionary Subcontractors, Citi shall be as fully responsible to the Client for the acts and omissions of any subcontractor as Citi is for its own acts and omissions, and (ii) the Client’s consent shall be required for any delegation of a material portion of Citi’s Service obligations.

(c)           The Parties agree that they shall not unreasonably withhold or delay any consents requested pursuant to this Section 7.5.

(d)           This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

SECTION 8. MISCELLANEOUS

8.1           Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties; provided, that the Client may amend Schedule1 as permitted by Section 2.6(d).

8.2           Governing of Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws, principles and rules thereof.

8.3           Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

8.4           Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

8.5           Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and unaffected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

8.6           Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
8.7	Notices and Other Communications; Electronic Records.

(a)           Notices, requests, instructions and communications related to matters described in Section 7 of this Agreement shall be delivered in writing as set forth below:
If to Citi:
Citi Fund Services Ohio, Inc. 3435 Stelzer Road
Columbus, OH 43219 Attn: President

If to Client:
DFA Short Term Investment Fund 6300 Bee Cave Road, Building One Austin, TX  78746
Attn:  Legal Department

Notices received by the Parties at such addresses, or at such other principal business addresses as they shall specify in writing, shall be deemed to have been properly given.

(b)           Other notices between the Parties and their agents and employees may be sent in person, by confirmed facsimile, by mail or overnight courier, or through electronic messages at such addresses as shall be specified by the Parties or their agents.

(c)           This Agreement and electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by Law, provided that references in this Agreement to written approval or approval in writing of either Party shall be restricted to a writing executed by a then-current executive officer of such Party. Each Party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

8.8           No Joint Venture. The relationship between the Parties shall be that of independent contractors, and except as specifically provided in this Agreement, neither Party shall be or represent itself to be an agent, employee, partner or joint venture of the other, nor shall either Party have or represent itself to have any power or authority to act for, bind or commit the other.

8.9           Remedies. In the event of any breach of the provisions of Section 3.2 (Proprietary Information) and Section 3.3 (Confidentiality), the Non-Breaching Party may suffer immediate and irreparable injury and therefore shall be entitled to seek injunctive or other equitable relief to prevent, curtail or limit such breach. The foregoing shall be in addition to and without prejudice to such other rights as the Non-Breaching Party may have at law or in equity, subject to this Agreement.
8.10           Meetings. Representatives of Citi will meet with the Client at the Client’s headquarters in Santa Monica, California, or other offices as requested, at least semi-annually, and as reasonably requested from time to time by the Client.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the day and year first above written.

DFA INVESTMENT TRUST COMPANY

By:
Title:

CITI FUND SERVICES OHIO, INC.

By:
Jay Martin
President, Citi Fund Services Ohio, Inc.

List of Schedules and Appendices that are part of this Agreement:

Schedule 1                                Authorized Persons

Schedule 2                                Dependencies

Schedule 3                                Fees

Appendix A                                Services
Appendix B                                Service Standards

MASTER SERVICES AGREEMENT
Schedule 1 Authorized Persons

1.	Authorized Persons:

The following persons are authorized to give Instructions to Citi with respect to this Agreement:

Name	Title
David G. Booth	Chairman, Co-Chief Executive Officer and President
Eduardo A. Repetto	Co-Chief Executive Officer and Co-Chief Investment Officer
Gregory K. Hinkle	Vice President, Interim Chief Financial Officer, Interim Treasurer, and Controller
Catherine L. Newell	Vice President and Secretary
Valerie A. Brown	Vice President and Assistant Secretary
Carolyn L. O	Vice President
Jeff Jeon	Vice President
Ken Manell	Vice President

2.	Change in Authorized Persons

    Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.

MASTER SERVICES AGREEMENT
Schedule 2 Dependencies

1.	General. Citi’s delivery of the Services are dependent upon:

       (a) The Client providing information and Instructions to Citi promptly, accurately and in agreed formats and by agreed media.

       (b) The Client and third parties instructed by the Client in respect of activities outside the scope of this Agreement cooperating where reasonably required with Citi.

2.	Client Dependencies. Without limiting the generality of Section 1 above, Dependencies on the Client for the delivery of the Services (“Client Dependencies”) include the following:

       (a) All Instructions from the Client are complete, validated and authenticated in accordance with procedures in place from time to time between the Client and Citi, and Instructions that are amended or cancelled by the Client are done so in accordance with procedures agreed from time to time between the Client and Citi.

       (b) The Client responding to requests for Instructions promptly.

       (c) The communications systems operated by the Client in respect of activities that interface with the Services remaining operational in all material respects.

       (d) The authority, accuracy, truth and completeness of any information or data provided  by an  Authorized  Person  of  the Client that is reasonably requested by Citi  or is otherwise provided to Citi in connection with the provision of the Services.

       (e) The validity and enforceability of all relevant Third Party Contracts and the Client remaining in compliance with its obligations thereunder and taking all commercially reasonable steps to enforce the terms of such Third Party Contracts, to the extent that such validity, enforceability and compliance have an impact on the ability of Citi to provide the Services.

       (f) In particular, for certain Services, the following dependencies will also apply:

          (i) Where the Client has to provide information to allow pricing functions to be performed (e.g. non-market or new issue prices), this is done by the applicable cut-off time.

          (ii) The Client providing required tax and capital gains tax data by the applicable cut-off times.

          (iii) The Client providing Citi with reasonable assistance and cooperation requested by Citi in connection with the management and resolution of discrepancies requiring escalation between the Parties.

          (iv) The Client informing Citi on a timely basis of any modification to, or replacement of, any agreement to which it is a party to the extent that such change is relevant in any material respect to the provision of the Services.

          (g) If Citi from time to time identifies a matter not listed in Section 2:

             (i) that can reasonably only be performed by the Client or its agents; and

             (ii) upon which Citi’s delivery of the Services is dependent,

          it shall notify the Client in writing and the Parties shall meet and seek to agree in good faith the inclusion of such matter in the list in Section 2 of this Schedule 3.

3.	Third Party Dependencies. Without limiting the generality of Sections 1 and 2 above, there are also dependencies that Citi has on third parties who are parties to Third Party Contracts (“Third Party Dependencies”) that could impact its ability to deliver the Services. These include:

       (a)  The communications systems operated by third parties instructed by the Client in respect of activities which interface with the Services remaining fully operational.

     (b) Market data, custodian information and counterparty information required to validate  Instructions  from  the  Client  or  perform  any  reconciliation  service  are  available, authorized, complete and correct.

     (c) Third parties remaining in compliance with relevant Third Party Contracts and applicable Law to the extent that such compliance has a material impact on the ability of Citi to provide the Services.

     (d)  If Citi from time to time identifies a matter not listed in Section 3:

       (i) Client; and that can reasonably only be performed by a third party that is an agent of the

       (ii) upon which Citi’s delivery of the Services is dependent,

       it shall notify the Client in writing and the Parties shall meet and seek to agree in good faith the inclusion of such matter in the list in Section 3 of this Schedule 3.

MASTER SERVICES AGREEMENT DFA INVESTMENT TRUST COMPANY
Schedule 3 Fees and Expenses
This document represents the Fee Schedule to the Amended and Restated Master Services Agreement between Citi Fund Services Ohio, Inc. and DFA Investment Trust Company solely with respect to DFA Short Term Investment Fund (the “Fund”), dated July 13, 2016.

(i)	Fees

•
0.65 basis points on the Fund’s total net assets (Fees include the amount to be remitted by Citi Fund Services, Ohio, Inc. to Citibank, N.A., representing payment pursuant to the Global Custody Services Agreement entered into between Citibank, N.A. and DFA Investment Trust Company, dated on or about January 19, 2010)

(ii)	Out-Of-Pocket and Other Reimbursable Expenses

The Client shall be responsible for and assumes the obligation for payment of all of its expenses, including, inter alia: (a) interest charges, taxes and brokerage fees and commissions; (b) fees of pricing, interest, dividend, credit and other reporting services; (c) costs of communications, postage and delivery services; and (d) record storage and retention.

In addition, with respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into a format acceptable to the SEC (currently, XML) prior to filing, as well as all associated filing and other fees and expenses.

(iii)	Payment

       All fees and expenses are invoiced monthly in arrears and are due 10 business days after the invoice is mailed to the Client’s office.

MASTER SERVICES AGREEMENT
Appendix A Services

Citi shall provide the Services listed on this Appendix A, subject to the terms and conditions of the Agreement (including the Schedules and Appendices), to the Client solely with respect to the Fund. Notwithstanding anything in this Agreement to the contrary, Citi shall not be obligated to provide Services to series of the Client other than the Fund.

A.	FUND ADMINISTRATION SERVICES

The Client hereby retains Citi to act as administrator of the Client solely with respect to the Fund, and to furnish the Client and the Fund with the following administrative services:
1.           Calculate contractual Fund expenses and make and control all disbursements for the Fund, subject to review and approval of an Authorized Person, including administration of trustee and vendor fees and compensation on behalf of the Client;

2.           Coordinate and prepare, with the assistance and approval of the Fund’s investment adviser, counsel and officers, drafts of the Fund’s audited annual report to Shareholders; prepare drafts of the semi-annual report for the Fund; prepare and file the final certified versions thereof on Form N-CSR;

3.           Prepare and file the Fund’s Form N-SAR and file all required notices pursuant to Rule 24f-2;

4.           Coordinate with the Client’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;
5.           Calculate performance data of the Fund for dissemination to up to fifteen (15) information services covering the investment company industry or to other parties, as requested and agreed to by Citi;

6.           Assist with and coordinate the layout and printing, if required, of the Fund’s quarterly, semi-annual and annual reports to Shareholders;

7.           Assist with the design, development, and operation of the Fund, including new portfolios or classes, investment objectives, policies and structure;

8.           Monitor and advise the Fund on its regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser if requested;

9.           Assist the Client in developing portfolio compliance procedures for the Fund, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, the Fund’s investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund’s accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), if any, and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures, if applicable. Citi will also provide the Board with quarterly results of compliance reviews;

10.           Provide assistance and guidance to the Client with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Fund, and assisting in strategic planning in response thereto; assisting the Fund and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Client in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) consultation regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and investment advisers to provide status updates. In addition, Citi will provide appropriate assistance with respect to audits conducted by the Fund’s independent auditors including compiling data and other information as necessary;

11.           Furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund as the Client shall request and the parties shall agree in writing; and

12.           Assist the Client in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Client, “Sarbanes-Oxley”), Citi will internally establish and maintain controls and procedures (“Citi internal controls”) designed to ensure that information recorded, processed, summarized, or reported by Citi and its affiliates on behalf of the Client and included in financial information certified by Client officers (“Certifying Officers”) on Form N-CSR and Form N-Q (“Reports”) is (a) recorded, processed, summarized, and reported by Citi within the time periods specified in the SEC’s rules and forms and corresponding disclosure controls and procedures of the Fund (“Fund DCPs”), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

If requested by Certifying Officers with respect to a fiscal period during which Citi serves or served as financial administrator, Citi will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to Citi’s services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by Citi, and as to Citi internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Client Reports, Citi may (a) limit its representations to information prepared, processed and reported by Citi; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Client, including all other service providers to the Client, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Client’s investment adviser(s) and custodian; and (c) assume that the Client has selected the appropriate accounting policies for the Fund(s).

The Client shall assist and cooperate with Citi (and shall use its best efforts to cause its officers, investment advisers and other service providers to assist and cooperate with Citi) to facilitate the delivery of information requested by Citi in connection with the preparation of the Client’s Form N-CSR and Form N-Q, including Client financial statements, so that Citi may submit a draft Report to the Client’s Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Client shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee before the date the relevant report is to be filed. At the request of the Client or its Certifying Officers, Citi shall provide reasonable administrative assistance to the Client in connection with obtaining other service provider sub-certifications and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

The Client shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by Citi in this Agreement, the Client shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Client’s investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by Citi (in order to print, distribute and/or file the same hereunder), (b) evaluating of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

13.           File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

14.	Monitor wash sales annually.

15.           Prepare the Fund’s Federal and state income tax returns or other applicable Federal and state tax returns and any supporting schedules to such returns and assist the Fund in determining the amount, types and timing of dividend and capital gains distributions necessary for the Fund to avoid being required to pay Federal income or Excise taxes on its income and gains.

16.           Notify the Fund in the event that any securities transaction of the Fund fails to settle in accordance with Written or Oral Instructions.

17.           Prepare monthly financial statements, which will include the following items (the form and substance of such statements shall be in accordance with GAAP): Schedule of Investments, Statement of Assets and Liabilities, Statement of Shareholders’ Equity, Statement of Operations, Statement of Changes in Net Assets, Cash Settlement, and Schedule of Capital Gains and Losses.

18.	Provide the following reports or statistics at the listed frequencies: Report or Statistic Expense ratio analysis	Frequency Monthly

          19.           So long as the Fund is regulated as a money market fund pursuant to Rule 2a-7 of the 1940 Act, Citi shall:

             i. Within five business days of month end, prepare and transmit to the Client in a mutually agreed format the Fund’s monthly portfolio holdings and other data required for inclusion in the Fund’s monthly website posting under Rule 2a-7, as amended.

             ii. Prepare and file the Fund’s portfolio holdings and coordinate the compilation of other data with the Fund’s investment adviser for monthly filing with the SEC on Form N-MFP.

             iii. Each business day, prepare and transmit to the Client in a mutually agreed format data within its accounting or other records maintained in connection with services to the Client under this Agreement required for inclusion in the Fund’s daily website posting under Rule2a-7, as amended, including but not limited to: the percentage of the Fund’s total assets in daily liquid assets and weekly liquid assets, Fund net inflows and outflows, and net asset value per share (rounded to the fourth decimal place or equivalent level of accuracy for funds not utilizing a $1.00 per share price).

             iv.  Providing supporting information available within its accounting records or other records maintained in connection with services to the Client under this Agreement to the Fund to aid in the preparation and filing of Form N-CR.

v.	Provide assistance in the preparation of, stress testing and other Fund Board reporting as mutually agreed between the Client and Citi.

B. FUND ACCOUNTING SERVICES

The Client hereby retains Citi to act as fund accountant of the Client solely with respect to the Fund, and to furnish the Client and the Fund with the following fund accounting services:

       (a) Citi will comply with generally accepted accounting principles (GAAP) in preparing the accounting records of the Fund and will keep and maintain the following books and records of the Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

1.
Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

2.
General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income  and  expense  accounts,  including  interest  accrued  and  interest received, as required by subsection (b)(2)(i) of the Rule;

3.	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and
4.	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

       (b) In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services for the Fund:

1.
Allocate income and expense and calculate the NAV of each class of shares offered by the Fund in accordance with the relevant provisions of the applicable Prospectus of the Fund and applicable regulations under the 1940 Act;

2.
Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to the Fund, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors  approved  by the  Client  (collectively,  “Fair  Value  Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Fund’s investment adviser or other designee, as approved by the Board;

3.
Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

4.	Verify and reconcile with the Fund’s custodian all daily trade activity, as well as cash and investment balances;

5. Compute, as appropriate, the Fund’s net income and capital gains and losses,  dividend  payables,  dividend  factors,  1-day  yield,  7-day  yields, 7-day  effective  yields,  30-day  yields,  and  weighted  average  portfolio maturity;  (and  other  yields  or  standard  or  non-standard  performance information as mutually agreed);

6. Review daily the net asset value calculation and dividend factor (if any)
for the Fund prior to release to Shareholders and check and confirm the net asset values and dividend factors for reasonableness and deviations;

7. If applicable, report to the Client the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis;

8. Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds;

9. Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value;

10. Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser, on variable interest rate instruments;

11. Post Fund transactions to appropriate categories;

12. Accrue expenses of the Fund according to instructions received from the Client’s Administrator, and submit changes to accruals and expense items to  authorized  officers  of  the  Client  (who  are  not  Citi  employees)  for review and approval;

13. Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

14. Provide accounting reports in connection with and coordinate with independent  auditors concerning the Client’s regular annual audit, and other audits and examinations by regulatory agencies; and

15. Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

16. Provide a representative (in a non-voting capacity) for the Client’s Pricing Committee, if any; and

17. Assist the Client in identifying instances where market prices are not readily available,  or  are  unreliable,  within  parameters  set  forth  in  the Client’s Valuation Procedures.

18. Maintain historical tax lots for each security.

19. Compute and report to the Fund daily the portfolio average dollar-weighted maturity.

20. Provide the following reports or statistics at the listed frequencies:

Report or Statistic                                                                                               Frequency

         Brokerage commission report and affiliated brokerage report                             Quarterly/Annually Quarterly
        Listing of securities for which quotations are not readily available (for Board meetings)                         Quarterly

(c)	Citi shall also perform the following additional accounting services for the Fund:

1.	Calculate turnover.
2.	Prepare schedule of Capital Gains and Losses.
3.	Provide daily cash report.
4.	Maintain and report security positions and transactions in accounting system.
5.	Prepare Broker Commission Report.
6.	Provide unrealized gain/loss report.

(d)           Notes and Conditions to Fund Accounting Services

(i)           The Client instructs and authorizes Citi to provide information pertaining to the Fund’s investments to Fair Value Information Vendors in connection with the fair value determinations made under the Client’s Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. The Client acknowledges that while Citi’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Citi does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(ii)           Citi shall furnish to the Client and to its properly-authorized auditors, investment advisers, examiners, distributors, broker-dealers, underwriters, salesmen, insurance companies and others designated by the Client in writing, such reports at such times as are prescribed pursuant to this Agreement (or appendices or schedules to this Agreement), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or appendices or schedules to this Agreement). The Client agrees to promptly examine each such report or copy provided to it and will report or cause to be reported to Citi any errors or discrepancies therein.

(iii)           In addition to the Services listed below, Citi shall also perform  such special accounting services, and furnish such reports, for the Client and the Fund to the extent agreed upon by the parties from time to time, for which the Client will pay Citi the amounts agreed upon between them.

C. COMPLIANCE ADMINISTRATION SERVICES

       Citi will provide the following services to the Client, subject to the terms and conditions of the Agreement (including the Schedules), to assist the Fund in its obligations pursuant to Rule 38a-1 under the 1940 Act:

       (a) Perform risk-based testing and an annual assessment of the compliance procedures of each service group of Citi (other than the Compliance Services group) that provides services for the Fund pursuant to this Agreement.  The areas to be covered, at a minimum, as applicable to the services performed, are:  (i) pricing of portfolio securities and fund shares; (ii) processing of fund shares;  (iii)  protection  of  nonpublic  information;  (iv)  compliance  with  applicable  fund governance requirements; and (v) market timing.   Also included, as applicable to the services performed, are: (i) continuity of business; (ii) portfolio compliance; (iii) record retention; (iv) distribution of NAVs; (v) regulatory filings; (vi) expenses; and (vii) total returns.

      (b) Perform risk-based testing and an annual assessment of the compliance procedures of FIS Investor Services, LLC.  The areas to be covered, at a minimum, as applicable to the services performed, are:  (i) pricing of portfolio securities and fund shares; (ii) processing of fund shares; (iii)  protection  of  nonpublic  information;  (iv)  compliance  with  applicable  fund  governance requirements; and (v) market timing.  Also included, as applicable to the services performed, are (i)      transfer  agent  regulatory  filings;  (ii)  continuity  of  business;  (iii)  record  retention;  (iv) anti-money laundering; and (v) identity theft prevention.

      (c) Provide information reasonably requested by the Fund’s Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in Items (a) and (b) above.

      (d) Provide reports to the Fund’s Chief Compliance Officer regarding the risk-based testing and annual assessment described in Items (a) and (b) above.

D.  General

(a)           As to the services to be provided hereunder, Citi may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Client, to the extent that such services are described therein unless Citi receives written instructions to the contrary in a timely manner from the Client.

(b)           The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may reasonably assume that any special procedure which has been approved by an executive officer of the Client (other than an officer or employee of Citi or its affiliates) does not conflict with or violate any requirements of the Client’s Charter, By-Laws or then-current Prospectus.

(c)           The Client agrees to furnish to Citi the following, upon Citi’s request, each as amended and current as of the Effective Date:

1. 2. 3. 4. 5. 6. 7. 8. 9. 10.
A copy of the Charter and any amendments thereto;
A copy of the Client’s By-laws and any amendments thereto;
A copy of the resolutions of the Board regarding (i) approval of this Agreement and authorization for officers of the Client to instruct Citi hereunder;  and  (ii)  authorization  of  Citi  to  act  as  administrator,  fund accountant and transfer agent for the Client;
A certified list of all officers of the Client, with the Client’s AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Client or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct Citi in all matters;
Copies of each of the following documents employed by the Client:

(a)           Prospectuses and Statement of Additional Information;
    (b) Distribution Agreement; and
    (c)           All other forms commonly used by the Client or its distributor with regard to their relationships and transactions with shareholders of  the Fund.

A certificate as to shares of the Client authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Client for all shares outstanding;
Contact information for the Client’s financing agent, if share-class financing is applicable;
A copy of the Client’s written AML Program, including any related policies and procedures;
A copy of the disclosure controls and procedures of the Fund (“Fund DCPs”); and
The Client’s Valuation Procedures.

Citi agrees to furnish to the Client, upon its request, evidence of the following:

1.	The current Citi As-of Trading Policy; and
2.	The current version of Citi written policies and procedures with respect to its provision on AML Services.

(d)           Upon request, Citi shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds (“Citi Policies”), and any material amendments thereto, to the Client.

(e)           Except for information which is the obligation of Citi as set forth in this Appendix A which call for information to be provided by Citi for inclusion in the Prospectus, the Client assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Client in compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to its obligations herein with respect to assistance with “blue sky” sales reporting, Citi shall have no obligation to take cognizance hereunder of laws relating to the sale of the Fund’s shares. The Client represents and warrants that all shares of the Fund that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

MASTER SERVICES AGREEMENT
Appendix B Service Standards
In connection with the Master Services Agreement entered into between DFA Short Term Investment Fund (“Client” or “DFA STIF”) and Citi Fund Services Ohio, Inc. (“Agent”), the parties have agreed on the following service standards. The service standards listed in this Appendix B are not exhaustive and may be in addition to service standards deemed customary in the industry. Dimensional Fund Advisors LP (“Advisor” or “DFA”) serves as the Client’s investment advisor.

Daily Expectations: (All times listed below are Eastern Time)

Cash Availability and Forecasting
Agent to provide to the Client (or its Advisor):

•Cash Projections by 8:30 a.m. (Based on prior day trades; current day maturities/income)

Citi will provide these cash projections daily with a 99.0% accuracy and timeliness. Accuracy and timeliness reporting will be delivered by the Agent to the Advisor monthly in a mutually agreed upon format.

Accounting Books and Records
The Agent will be responsible for maintaining the books and records of the DFA STIF in accordance with rule 31a-1 of the Investment Company Act of 1940. The Agent will adhere to the Client's policies and procedures as delivered to Agent pursuant to Section 2.4 of the Master Services Agreement.

Recording and Reconciliation
The Agent will be expected to accurately record and reconcile daily in a timely manner:

1.Cash and trading activity
2.All sub-ledgers to the general ledger (including underlying mutual fund ownership of DFA STIF)
3.Agent to notify the Advisor of any material differences as mutually agreed upon.

Income and Expenses	The Agent will be responsible for the validation and accrual of income and expenses. This includes variable rate accrual changes monitored monthly and as requested.

Citi will calculate and deliver to the Advisor and Securities Lending Agents the daily net income distribution factor with a 99.0% accuracy and timeliness rate on a daily basis by 6:00 pm. Accuracy and timeliness reporting will be delivered by the Agent to the Advisor monthly on a mutually agreed upon format.

Income Adjustments	The Agent will provide the Advisor (Portfolio Management) with a report reflecting income adjustments, which exceed a threshold mutually agreed between the Agent and the Advisor.
Pricing

The Agent will utilize the authorized pricing vendors set forth by the Advisor and employ pricing methodology as prescribed by the Advisor. The Agent will notify the Advisor of all price changes that exceed the predefined thresholds mutually agreed by the Advisor and the Agent.

The Agent will provide a daily pricing report in a mutually agreed upon format for review by the Advisor by 6:00 p.m. and detail any securities with prices that were not obtained by the pricing service and the service used to obtain a market price in accordance with the Client’s Procedures for Valuing Portfolio Securities and Assets.

WAM and WAL Reporting
On a daily basis, the Agent will provide weighted average maturities calculations for DFA STIF. The Agent will provide such information with 99.0% accuracy and timeliness, and in a mutually agreed upon format.

Compliance	The Agent will provide daily 2a-7 compliance reporting or checks in a mutually agreed upon format and notify the Advisor of issues detected by 12:00 p.m. on the date of detection (T + 1).
Fund Share Allocations
Shareholder activity will be submitted from the Securities Lending desks to the Client’s transfer agent by a mutually agreed upon time with cash movement to occur by the time of Federal Reserve wire closing (6 p.m.). If delays are encountered, all parties will communicate accordingly.

Daily NAV and Yields	On a daily basis, the Agent will calculate and electronically transmit to the Advisor, the Client’s transfer agent, and Securities Lending Agents and other parties as needed by 6:00 p.m.
NAV
Net Assets
Current Daily Factor 1 day simple yield
7 day simple yield
7 day compound yield
30 day distribution yields
MTD (from previous months end, daily)
YTD (provided daily)
All reports to be delivered to the Advisor in a mutually agreed upon format.
The Agent will maintain an accuracy and timeliness rate at or above 99.0%. Accuracy and timeliness reporting will be delivered by the Agent to the Advisor monthly on a mutually agreed upon format.

Monthly/Annual Expectations (All times listed below are Eastern Time)

Trial Balance – The Agent will be responsible for electronically providing the Advisor with the final trial balance for each fund once a month, by the 2nd business day of the following month.

Fund Share reconciliation – The Agent will provide monthly file of fund share transactions to Dimensional by the 2nd business day of the following month.

Month End Dividend Reports – The Agent will provide monthly dividend reports to Dimensional by the 2nd business day of the following month.

Performance Reporting – The Agent will provide monthly financial returns and expense ratios by the 3rd business day of the following month.

Tax Reporting and Distribution Calculations – The Agent will be responsible for the following:

•	Prepare for execution all necessary tax returns and pass to DFA for review and audit.

Upon sign-off from DFA, the Agent will file all required tax returns on behalf of the DFA STIF.

Financial Statements – The Agent will be responsible for compiling complete and accurate financial statements in a mutually agreed upon format, including but not limited to:
•	Schedules of investments and footnotes annually.

•
Complete and accurate financial statements to the Advisor including statement of assets and liabilities, statement of operations, statement of changes in net assets and cash statement in a format predetermined by the Advisor, and will do so according to reasonable time lines set forth by the Advisor.

Audit Coordination – At the fiscal year-end for the DFA STIF, the Agent will host the DFA STIF’s Auditors as needed. As requested by the Auditors, the Agent will supply various reconciliations etc. and will answer, in a timely manner, any and all questions the Auditors have in relation to their work.

Expense Accruals and Payments – The Agent will be responsible for accruing, monitoring and reporting on expense accruals. The Agent will be responsible for the proper allocation and payment of DFA STIF expenses. The Agent will work with the Advisor, annually, to prepare a budget as agreed upon by both parties. The Agent will prepare an invoice on a monthly basis with details behind all services provided by Citi being charged to DFA STIF (i.e. custody, Accounting/administration, and external service providers whereby Citi has a direct relationship).

Payment to the Advisor Make cash payment to Advisor once a month from the Fund, on the first business day of each month, for accrued management fees.